EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

THIRD QUARTER 2006 FINANCIAL RESULTS

REDWOOD CITY, Calif., November 7, 2006 – Ampex Corporation (Nasdaq:AMPX) today reported net income of $1.8 million ($0.47 per diluted share) on revenues of $8.6 million in the third quarter of 2006 compared to a net loss of $0.2 million ($0.05 loss per diluted share) on revenues of $10.7 million in the third quarter of 2005.

Matters affecting the third quarter 2006 financial results included:

•	Quarterly running royalties earned on current period shipments by our licensees totaled $3.2 million in the third quarter of 2006 compared to $2.4 million in the third quarter of 2005. The increase was due to Sony’s first quarterly payment of running royalties on digital camcorders shipped after April 11, 2006 offset, in part, by the decrease in running royalties on digital still cameras due to the expiration of our Rapid Image Retrieval patent (“121” patent). Total licensing revenue included, in the third quarter of 2005, one-time royalty settlements for prior period shipments and prepayment of license obligations covering future periods totaling $2.8 million. There were no such settlements in 2006.

•	Our digital still camera licensees discontinued royalty payments to us on April 11, 2006 upon the expiration of the “121” patent, and we do not expect further payments except to the extent that licensees infringe other digital imaging patents. Presently, our licensing revenue is derived from manufacturers of digital camcorders and DVD recorders which use several other digital imaging patents that are in force through at least 2012.

•	Over the past two years, our results of operations have been adversely affected by litigation costs incurred to defend our patents. Litigation costs incurred in connection with the Kodak lawsuit totaled $1.2 million ($0.31 per diluted share) in the three months ended September 30, 2006, compared to $1.9 million ($0.51 per diluted share) in the three months ended September 30, 2005. As previously reported, on October 31, 2006, the U.S. District Court of Delaware granted Kodak’s motion of summary judgment of non-infringement of our “121” patent. The Company is currently evaluating the next steps with respect to this action, including a possible appeal. The Court’s decision will have no effect on past or future licensing revenues from existing licensees since the “121” patent has expired.

•	In the third quarter of 2006, we initiated an internal technical review of our patent portfolio with the goal to identify additional digital imaging patents that may be infringed by manufacturers of digital still cameras and camera equipped cellular telephones. If our review is successful, we would expect to expand our licensing discussions with such manufacturers and to offer a portfolio of patents for license. To date, we have issued claim charts to ten manufacturers of digital still cameras and to two manufacturers of camera equipped cellular telephones alleging infringement of our Feed Forward Quantization patent.

•	The Recorders segment earned operating income of $0.4 million ($0.11 per diluted share) in the third quarter of 2006 compared to $ 0.4 million ($0.11 per diluted share) in the third quarter of 2005. Recorders segment revenues decreased to $5.4 million in the third quarter of 2006 from $5.6 million in the third quarter of 2005, as the increase in new product sales did not fully offset the decline in legacy, tape-based products and services. Our backlog of firm orders totaled $8.0 million at September 30, 2006. We have other orders which have cancellation options and have received notification of purchase authorizations that are not included in backlog totaling $8.5 million, reflecting a growing acceptance of our new solid state and disk based instrumentation recorders.

As a result of the foregoing, operating income (loss) for the Company’s business segments and unallocated corporate expenses were as follows:

	For the three months ended Sept. 30,
	2006	2005
	(in millions)
Licensing segment	$1.4	$2.7
Recorders segment	0.4	0.4
Unallocated corporate	(1.8)	(2.1)

Operating income (loss)	$(0.0)	$1.0

•	Non-operating income included $2.7 million ($0.70 per diluted share) of non-recurring income resulting from fees realized on investment activities and the sale of securities.

As previously announced, the Company will host a conference call on Tuesday, November 7, 2006 at 4:30 p.m. eastern time to discuss its second quarter 2006 financial results. To access the call, please call Genesys Conferencing at (866) 283-8245 by 4:20 p.m. and reference Conference ID 946843 to access the call. Parties interested in asking questions of management are requested to give the moderator their name and telephone contact information.

A replay of the conference call will be available on the Ampex website www.ampex.com, Investor Relations, “Third Quarter 2006 Earnings Call”, for approximately one week shortly after the call has been concluded.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having recently and in the past experienced losses and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty revenues declining in future periods, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; delays that might be experienced in the receipt of anticipated royalties from license agreements presently in effect; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2005 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the first fiscal quarter ended March 31, 2006 and Form 10-Q for the second quarter ended June 30, 2006 which have been filed with the SEC and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, which is expected to be filed with the SEC shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$9,376	$13,070
Accounts receivable (net of allowances of $83 in 2006 and $78 in 2005)	2,914	3,091
Inventories	6,725	5,862
Royalties receivable	592	735
Cash collateral on letter of credit	1,485	1,483
Other current assets	1,251	873

Total current assets	22,343	25,114
Property, plant and equipment	1,000	1,215
Other assets	373	373

Total assets	$23,716	$26,702

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$1,156	$113
Accounts payable	3,428	3,802
Net liabilities of discontinued operations	1,288	1,413
Accrued restructuring costs	598	610
Pension and other retirement plans	867	864
Other accrued liabilities	5,888	7,935

Total current liabilities	13,225	14,737
Long-term debt	32,039	25,725
Pension and other retirement plans	88,686	95,948
Other liabilities	1,913	1,929
Accrued restructuring costs	582	1,030
Net liabilities of discontinued operations	1,440	1,679

Total liabilities	137,885	141,048

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share:
Authorized: 69,970 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—

Mandatorily redeemable preferred stock, $2,000 liquidation value per share:
Authorized: 21,859 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—

Convertible preferred stock, $2,000 liquidation value per share:
Authorized: 10,000 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—

Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—
Common stock, $.01 par value:
Class A:
Authorized: 175,000,000 shares in 2006 and in 2005
Issued and outstanding - 3,820,473 shares in 2006; 3,789,773 in 2005	38	38
Class C:
Authorized: 50,000,000 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—
Other additional capital	455,182	454,789
Accumulated deficit	(460,138)	(456,953)
Accumulated other comprehensive loss	(109,251)	(112,220)

Total stockholders’ deficit	(114,169)	(114,346)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$23,716	$26,702

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Licensing revenue	$3,246	$5,150	$7,391	$26,450
Product revenue	3,213	3,379	10,900	11,449
Service revenue	2,167	2,199	6,276	6,581

Total revenue	8,626	10,728	24,567	44,480

Intellectual property costs	1,820	2,432	8,367	9,701
Cost of product revenue	1,946	2,277	5,877	7,264
Cost of service revenue	582	670	1,767	2,121
Research, development and engineering	1,014	1,100	3,229	3,212
Selling and administrative	3,241	3,208	9,358	11,126

Total costs and operating expenses	8,603	9,687	28,598	33,424

Operating income (loss)	23	1,041	(4,031)	11,056
Media pension costs	185	193	556	580
Interest expense	768	471	2,082	1,881
Amortization of debt financing costs	1	1	3	194
Interest income	(67)	(70)	(244)	(184)
Other (income) expense, net	(2,713)	(1)	(3,478)	(545)

Income (loss) from continuing operations before income taxes	1,849	447	(2,950)	9,130

Provision for income taxes	10	620	40	880

Net income (loss) from continuing operations	1,839	(173)	(2,990)	8,250

Loss from discontinued operations (net of taxes of nil in 2006)	—	—	(195)	—

Net income (loss)	1,839	(173)	(3,185)	8,250

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	25	51	(22)	103

Comprehensive income (loss)	$1,864	$(122)	$(3,207)	$8,353

Basic income (loss) per share from continuing operations	$0.48	$(0.05)	$(0.78)	$2.22

Basic loss per share from discontinued operations	$0.00	$0.00	$(0.05)	$0.00

Basic income (loss) per share	$0.48	$(0.05)	$(0.83)	$2.22

Weighted average number of basic common shares outstanding	3,819,268	3,752,701	3,816,547	3,718,760

Diluted income (loss) per share from continuing operations	$0.47	$(0.05)	$(0.78)	$2.14

Diluted loss per share from discontinued operations	$0.00	$0.00	$(0.05)	$0.00

Diluted income (loss) per share	$0.47	$(0.05)	$(0.83)	$2.14

Weighted average number of diluted common shares outstanding	3,875,505	3,752,701	3,816,547	3,853,663